ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated December 18, 2014

UBS US Equity Derivatives


It's time to use
all your options.

Home | Products and services | News and awards | About us | Contact us

News and awards

2014

+ September 2014: GlobalCapital Derivatives Award Structured Products House of the Year
+ June 2014: GlobalCapital Award Americas Structured Products House of the Year
- **May 2014: ETF.com Award: UBS ETRACS Best New Multi-Asset ETF of 2013**

UBS ETRACS Diversified High Income ETN (ticker: DVHI) has been honored with "Best New Multi-Asset ETF of 2013". DVHI is designed to give investors exposure to a number of high-yielding assets such as equities, fixed income, preferred stocks, municipal bonds and MLPs which are components of the related underlying NYSE Diversified High Income Index. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor's principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs.

+ March 2014: etfexpress: ETRACS ETNs wins Most Innovative North American ETN Provider Award

2013

+ September 2013: Global Derivatives Awards: UBS ranking first in eight Equity Derivatives categories
+ May 2013: UBS US Equity Options ranked #1 in a well-known 2013 buy-side survey in 2 categories

Useful links

- UBS Investment Bank
- UBS ETRACS ETNs
- UBS Neo

Contacts

US Equities Derivatives Desk
+1-203-719 7900

Email
usequityderivatives@ubs.com

Last modified on 18 Dec 2014, 20:02

Cookies

Disclaimer Business continuity

The products, services, information and/or materials contained within these web pages may not be available for residents of certain jurisdictions. Please consult the sales restrictions relating to the products or services in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC (member NYSE, FINRA and SIPC) or by UBS Financial Services Inc. (member FINRA and SIPC), both of which are subsidiaries of UBS AG, or solely to US institutional investors by UBS AG or by a subsidiary or affiliate thereof that is not registered as a US broker-dealer (a "non-US affiliate"). Transactions resulting from products, services, information and/or materials distributed by a non-US affiliate must be effected through UBS Securities LLC or UBS Financial Services Inc.

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting

EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or applicable product supplement and pricing supplement, by calling toll-free (+1-877-387 2275).

For information as to which entity provides the services in each jurisdiction, click here.

© UBS 1998-2014. All rights reserved.